Via Facsimile and U.S. Mail
Mail Stop 6010


November 4, 2005


Mr. Mark E. Liebner
Chief Financial Officer
VistaCare, Inc.
4800 North Scottsdale Road, Suite 5000
Scottsdale, Arizona 85251

Re:	VistaCare, Inc.
	Form 10-K for the transition period from January 1, 2004 to September 30, 2004
	File No. 000-50118

Dear Mr. Liebner:

	We have completed our review of your Form 10-K and have no further comments at this time.



								Sincerely,


								Joel Parker
								Accounting Branch Chief
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Mr. Peter M. Rubenovitch
Manulife Financial Corporation
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